Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-230397, 333-261424, 333-264316) of Senmiao Technology Limited (the “Company”) of our report, dated July 14, 2022, with respect to the consolidated balance sheets of Senmiao Technology Limited as of March 31, 2022 and 2021, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended March 31, 2022 included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2022, filed with the Securities and Exchange Commission, and to the reference to our firm in the prospectus included in such registration statement under the heading “Experts”.

/s/ Friedman LLP

New York, New York

July 14, 2022